FORM 8–K  —  CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2004

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Embarcadero Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

ITEM 5.  OTHER EVENTS

The following announcement of earnings for the quarter ended June 30, 2004 was released on August 16, 2004:

TEKNOWLEDGE REPORTS 2004 SECOND QUARTER RESULTS

PALO ALTO, Calif.—August 16, 2004—Teknowledge Corporation (NASDAQ-SC: TEKC), a leading provider of software and services to transform business data into value, reports financial results for the second quarter ending June 30, 2004. The Company reports a net loss of ($444,000), or ($0.08) per diluted share, compared to net income of $97,000 or $0.02 per diluted share, in the second quarter of 2003. For the six months ended June 30, 2004, the Company reports a loss of $958,000, or ($0.17) per diluted share, compared to net income of $284,000, or $0.05 per diluted share in the comparable period last year. Product amortization expenses were $1,105,000 for the first six months of 2004 and investments in product capitalization costs were $797,000.

Revenue for the second quarter of 2004 was $2,099,000 compared to $2,672,000 in the comparable quarter of 2003. Commercial revenues were $955,000 in the second quarter versus $617,000 in 2003, an increase of 55%. Customer interest in TekPortal products and services remains strong. As a result, customer sales are expected to increase during the year. Revenue from contract R&D customers in the second quarter of 2004 was $1,144,000 versus $2,055,000 in the comparable quarter in 2003. This difference is due primarily to subcontract revenues on large contracts that were completed in 2003 and 2004. The Company is actively competing for new contracts and has submitted several new proposals for government R&D contracts. It has received positive written award notifications on two government contracts, but these contracts have not been finalized.

President and CEO Neil Jacobstein commented: “We are never pleased with a loss, but we are heartened by the improvements in the commercial results for the second quarter. Teknowledge made significant progress with respect to commercial product, gross margin, and customer base in the quarter. We are continuing to invest in a strong TekPortal® eFinance Suite, and increasing our emphasis on selling the TekPortal ACH Transfers product that enables cash transfers from one aggregated account to another.”

Jacobstein continued: “Teknowledge has excellent products and services. We have reduced our cost base over the past year, and believe that product revenues will improve with the increased sales resources we allocated recently. We have always indicated that there may be ups and downs, but we believe Teknowledge’s diversified business base will buffer these changes, and provide a robust platform for innovation, adaptation, and growth. We still believe that to be correct. Our patent cases are moving forward, and we consider them substantive. In addition, we intend to increase our cash base to ensure the resources necessary for long term staying power and future growth.”

About Teknowledge

Teknowledge Corporation (Nasdaq SmallCap:TEKC) provides advanced software and services to transform business data into value. Teknowledge’s TekPortal® is the largest selling financial account aggregation software licensed worldwide. Teknowledge has extensive Internet banking product and service experience, and is a prime contractor for R&D in Internet security, web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including nine software patents.

More information about Teknowledge may be found at www.teknowledge.com.

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations regarding the future demand for the company’s products and services in 2003, as well as overall demand, market acceptance, and anticipated revenue and profitability from both current and planned products and services, including contract R&D, commercial products or services, and litigation and license opportunities related to the company’s IP. All forward-looking statements involve risk and uncertainties as outlined in detail in the Company’s reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements contained herein.

TEKNOWLEDGE CORPORATION
Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2004	Dec. 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$991	$1,045
Receivables and unbilled charges	1,609	1,815
Other assets	126	141
Deferred tax asset, short-term	768	768
Capitalized software, net of amoritization	3,847	4,156
Equipment and improvements, net	97	126

Total assets	$7,438	$8,051

Liabilities and stockholders' equity
Accounts payable	$1,014	$1,107
Accrued payroll & related liabilities	893	912
Line of credit	960	960
Current portion of note payable	457	-
Other accrued liabilities	899	900
Long-term note payable	-	-
Stockholders' equity	3,215	4,172

Total liabilities and stockholders' equity	$7,438	$8,051

TEKNOWLEDGE CORPORATION
Unaudited Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended June 30,
	2004	2003

Revenues	$2,099	$2,672
Costs and expenses	2,520	2,587

Operating income (loss)	(421)	85
Nonoperating income (loss)	(23)	12

Income (loss) before tax	(444)	97
Provision for income tax	-	-

Net income (loss)	(444)	97

Diluted net income (loss) per share	$(0.08)	$0.02

Shares used in computing diluted
net income (loss) per share	5,736	5,754

	Six Months Ended June 30,
	2004	2003

Revenues	$4,258	$5,741
Costs and expenses	5,180	5,455

Operating income (loss)	(922)	286
Nonoperating income (loss)	(36)	(2)

Income (loss) before tax	(958)	284
Provision for income tax	-	-

Net income (loss)	(958)	284

Diluted net income (loss) per share	$(0.17)	$0.05

Shares used in computing diluted
net income (loss) per share	5,736	5,733

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: August 16, 2004	by: /s/ Dennis A. Bugbee
Dennis A. Bugbee, Vice President Finance, Chief Financial Officer